Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Vallon Pharmaceuticals, Inc. on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, to be filed on or about February 9, 2021 of our report dated April 29, 2020, on our audit of the financial statements as of December 31, 2019 and 2018, and for the year ended December 31, 2019 and for the period from January 11, 2018 (inception) through December 31, 2018. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

February 9, 2021